Exhibit 99.1

ENERGY TRANSFER PARTNERS ANNOUNCES

PRICING OF $2.0 BILLION OF SENIOR NOTES

DALLAS, TEXAS—January 9, 2012 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced the pricing of $1.0 billion aggregate principal amount of its 5.20% senior notes due 2022 and $1.0 billion aggregate principal amount of its 6.50% senior notes due 2042. The sale of the senior notes is expected to settle on January 17, 2012, subject to customary closing conditions. ETP intends to use the net proceeds of approximately $1.979 billion from this offering to fund the cash portion of the purchase price, or $1.895 billion, of a 50% interest in Citrus Corp., which owns 100% of the Florida Gas Transmission pipeline system, and for general partnership purposes.

J.P. Morgan, UBS Investment Bank, Credit Suisse and Wells Fargo Securities are acting as joint book-running managers for the offering. In addition, BofA Merrill Lynch, BNP Paribas, RBS, Mitsubishi UFJ Securities, SunTrust Robinson Humphrey, DnB NOR Markets, US Bancorp and PNC Capital Markets LLC are co-managing underwriters. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the following addresses:

J.P. Morgan

383 Madison Avenue

New York, New York 10179

Attn: High Grade Syndicate Desk

Telephone: (212) 834-4533

UBS Investment Bank

Attn: Prospectus Dept.

299 Park Avenue

New York, New York 10171

Telephone: (877) 827-6444 (ext. 561-3884)

Credit Suisse

Attn: Prospectus Dept.

One Madison Avenue

New York, New York 10010

Telephone: 1-800-221-1037

Wells Fargo Securities

1525 West W.T. Harris Blvd.., NC0675

Charlotte, North Carolina 28262

Attn: Capital Markets Client Support

Telephone: 1-800-326-5897

Email: cmclientsupport@wellsfargo.com

You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by ETP with the SEC.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi.

Statements about the offering may be forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Investor Relations:

Energy Transfer

Brent Ratliff

214-981-0700

or

Media Relations:

Granado Communications Group

Vicki Granado

214-599-8785 (office)

214-498-9272 (cell)

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